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                                                                   EXHIBIT 10.25



May 28, 1997



Eli Harari
SanDisk Corporation
140 Caspian Court
Sunnyvale, CA 94089

Dear Eli:

        On behalf of UMC and USI, I am pleased to confirm our arrangements with respect to payment installments, and wafer capacity/pricing, in connection with the investment by SanDisk in USI. In particular, and conditioned upon SanDisk's signatures on the Foundry Venture and Foundry Capacity Agreements for a total investment of USD $45 Million in USI, we agree:

1.  PAYMENTS SCHEDULE AND TERMS:

        SanDisk will be permitted to make its investment in two parts with two payment dates. Although our current target is for SanDisk to acquire approximately 10% of USI, the exact number of shares at each payment date will be calculated based upon then current exchange rates, with the statutory per share price of NTD $10.

        As discussed, the deadline for SanDisk's first payment of USD $22.5 Million will be set for the closing of USI's second installment: June 30, 1997. Upon receipt of this first payment, USI will issue to SanDisk the number of shares which that sum will purchase based upon the per share price of NTD $10.

        SanDisk will pay its second payment in U.S. Dollars on or before April 1, 1998. As I described, the per share price for that second payment date will be equal to NTD $10 plus interest from June 30, 1997 calculated at a rate of 8.5% per annum. Under this approach, the per share price will be set in an amount which is greater than NTD $10, and the number of shares will depend upon the exchange rate as of the date of payment. At least sixty days before this second due date, our finance group will send a calculation of the amount needed in NTD for SanDisk to bring its total investment up to 10% of the shares of USI. This should permit SanDisk to plan its payment in USD, and to hedge the dollars involved against adverse foreign exchange risks should you wish to do so.

        As discussed, although SanDisk will not be able to pay its entire amount on June 30, 1997, USI must receive all funds needed to close its scheduled second installment. Accordingly,

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at the closing of USI's second installment, UMC will pay for and receive the shares represented by the shortfall in SanDisk's first payment. UMC will then sell those shares to SanDisk on April 1, 1998, upon receipt of SanDisk's second payment in the amount calculated as described above. As we mentioned, SanDisk will be responsible for any incidental and/or transfer taxes which may be levied.

        Unfortunately, we cannot accept SanDisk's proposal that we reduce the interest rate: UMC is a publicly held company, and our shareholders and supervisors will not permit a lower rate of return. In addition, other Venturers who have requested similar extensions of payment times have paid this same rate, and UMC committed we would afford our venturers equal treatment. As a result, we are satisfied these terms are fair to all, and hope that you will understand the constraints we face.


2.  COMMITMENT TO PROPORTIONATE SHARE OF [*] PER MONTH WAFER OUT CAPACITY

        UMC, USI, and the other Venturers in USI do not presently anticipate there will be any need for the third installment payment (as described in the Foundry Venture Agreement) in order for USI to ramp its capacity to [*] wafer starts per month. Accordingly, and conditioned upon SanDisk acquiring and holding the shares involved in its investment as described above, we promise that SanDisk will not be required to make any additional investment in USI beyond the amounts committed under item 1 above: (i) in order to preserve its right of first refusal with respect to proportional capacity in that amount, or
(ii) in order to retain a seat on the board of directors during the first term (i.e., during the first three years).

3.  BRIDGE CAPACITY & PRICING

        UMC will [*]. As discussed, these amounts will be conditioned upon receipt of appropriate written forecasts and purchase orders from SanDisk for the amounts involved pursuant to our standard foundry forecast and order procedures. These procedures are outlined generally in the Foundry Capacity Agreement. As discussed, this commitment [*]. Thus, the capacity amounts offered under this arrangement will serve to discharge the then applicable rights of first refusal for capacity from USI under the Foundry Venture and Foundry Capacity Agreements.

------------
*Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.



                                       2.
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[*] also agreed to the following pricing for the wafers included within this bridge capacity commitment for [*] (i.e., substantially the [*]), [*] SanDisk wafer with target D.D. [*]:

--------------------------------------------------------------------------------
                       [*]              [*]             [*]            [*]
--------------------------------------------------------------------------------

    Wafer Price        [*]              [*]             [*]            [*]
    (USD/wafer)

--------------------------------------------------------------------------------

We will of course negotiate in good faith for competitive pricing for any additional process steps and/or wafers.


4.      CONDITIONAL PUT RIGHTS--IF SANDISK PROCESS IS NOT QUALIFIED

        In addition, [*] and USI will cooperate to bring up the processes needed to fabricate wafers on behalf of SanDisk in as prompt a manner as is commercially and technically practicable. We appreciate that SanDisk has some unique processing requirements, and that our ability to meet those requirements is essential to SanDisk. Accordingly, to the extent that:

        (i) USI fails to qualify silicon manufactured with [*] processes having a minimum of [*] feature sizes for at least one suitable SanDisk mask set (to be provided by SanDisk within a reasonable time after the applicable design rules are available) on or before the end of [*] and/or


        (ii) USI fails to qualify silicon manufactured with [*] processes having a minimum of [*] feature sizes for at least one commercially reasonable test vehicle on or before the end of [*],

        SanDisk will have the option to sell its USI shares (and its corresponding rights to capacity in USI) to UMC for the total amount it paid for such shares by sending written demand to UMC as follows:

        (a) No such demand shall be effective unless it is made on or before [*]; and

        (b) Within ninety days of such written demand, UMC will buy the shares (and capacity rights) involved, and/or arrange another buyer willing to purchase such shares (and capacity rights) under the terms and conditions as stated above.


5.      UPDATED TECHNOLOGY ROADMAP

        As requested, we will update the Technology Roadmap to show the development of the SanDisk Flash processes in a manner generally following the slides which Frank Wen showed during our meetings. In particular, we will attach to our agreements the Updated Technology Roadmap showing the anticipated dates and path for [*] processes, our [*] processes, and our [*] processes.

------------
*Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.



                                       3.
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        Once again, we at UMC believe that our foundry venture model represents the path of future success within the industry, and a unique opportunity to meld the design expertise of Silicon Valley fabless entrepreneurs with the semiconductor manufacturing skill of UMC and the supporting infrastructure of Taiwan. We therefore appreciate your interest in the USI opportunity, and I look forward to welcoming you to the board of directors.


                                                   Yours sincerely,


                                                   Robert H.C. Tsao



                                       4.
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ACCORDING TO SECTION 232.304 OF REGISTRATION S-T, THE FOLLOWING NARRATIVE
DESCRIPTIONS REPRESENT A GOOD FAITH EFFORT TO FAIRLY AND ACCURATELY DESCRIBE THE GRAPHICAL IMAGE(S) ATTACHED TO THE PAPER FORMAT OF THIS AGREEMENT.


I.    Foundry Bridge Supply

      This graphical image represents the production scheduled forcasted by the Company. The abscissa of the line graph represents time. The ordinate of the line graph represents volume. The values on the graph are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.